AID ASSOCIATION FOR LUTHERANS
625 Fourth Avenue South
Minneapolis, Minnesota 55415
(612) 340-7005

John C. Bjork
Counsel
Law Division

January 2, 2002

Board of Directors
Aid Association for Lutherans
625 Fourth Avenue South
Minneapolis, MN 55415

Ladies and Gentlemen:

This opinion is furnished in connection with filing a registration statement on Form S-6 (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “1933 Act”). This Registration Statement is being filed by LB Variable Life Insurance Account I (the “Separate Account”) with respect to individual variable life insurance contracts (the “Contracts”) issued by Aid Association for Lutherans (“AAL”). The Separate Account was established by the Board of Directors of Lutheran Brotherhood (“LB”) and has been transferred to AAL as a result of the merger of LB with and into AAL on January 1, 2002.

I have examined documents relating to the establishment of the Separate Account by the Board of Directors of AAL, the form of the Registration Statement, and such other documents and matters of law as I have deemed necessary for this opinion.

It is my opinion that:

  AAL is a fraternal benefit society organized under the laws of the State of Wisconsin.

  Effective January 1, 2002, the Separate Account is a separate account validly existing pursuant to the laws of the State of Wisconsin.

  The portion of the assets held in the Separate Account equal to reserves and other Contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business AAL may conduct.

  The Contracts, when issued as contemplated by the Registration Statement and in compliance with applicable local law, will be legal and binding obligations of AAL in accordance with the terms of the Contracts.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Prospectus contained in the Registration Statement and to the references to me wherever appearing therein.

Very truly yours,

/s/ John C. Bjork
John C. Bjork